ConAgra, Inc.

                                   Contact:
                                   Walt Casey
                                   Vice President, Corporate
Communications
                                   Phone : (402) 595-4154


                                            FOR IMMEDIATE RELEASE


CONAGRA ADOPTS NEW STOCKHOLDER RIGHTS PLAN

Omaha, Nebraska, July 12, 1996 -- ConAgra, Inc. (NYSE: CAG) today announced that its board of directors has adopted a new stockholder rights plan, effective when the company's existing stockholder rights plan expires on July 24, 1996.

     The stockholder rights plan is designed to protect stockholders from abusive takeover tactics and to encourage a potential buyer to negotiate directly with the board before attempting a takeover. The rights plan has not been adopted in response to any specific effort to acquire control of ConAgra, nor is ConAgra's board aware of any such effort.

     Under the stockholder rights plan, each stockholder of record on July 24, 1996 will receive a distribution of one Right for each outstanding share of ConAgra common stock. The Rights distribution is not taxable to stockholders. Certificates representing the Rights will not be issued with the distribution as the Rights are represented by ConAgra's common stock and are not exercisable. Upon becoming exercisable, each Right entitles its holder to buy one-thousandth of a share of a new series of preferred stock at an exercise price of $200, subject to adjustment.

     The Rights become exercisable only if a person or group acquires 15 percent or more of ConAgra's common stock or announces a tender offer for 15 percent or more of ConAgra's common stock. If a person acquires 15 percent or more of ConAgra's common stock, all holders of Rights other than the acquiring person are entitled to acquire ConAgra's common stock at half price. If ConAgra were acquired after such an event, Rights holders would be able to buy the acquiring company's shares at half price.

     ConAgra can redeem the Rights at $.01 per Right at any time before someone acquires 15 percent of ConAgra's common stock. The Rights will expire on July 12, 2006. A summary of the new rights plan will be mailed to stockholders after July 24, 1996.